SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                             FORM 8-K

                          CURRENT REPORT

                Pursuant to Section 13 or 15(d) of
                The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  October 19, 1994

________________________ADVANTA Corp.____________________________
      (Exact name of registrant as specified in its charter)




_______Delaware__________  _____0-14120________  ______23-1462070__
(State or other jurisdic-  (Commission File      (IRS Employer Identi-
 tion of incorporation)     Number)               fication No.)



Brandywine Corporate Center, 650 Naamans Road, Claymont, Delaware
             (Address of principal executive offices)

                               19703
                            (Zip Code)



Registrant's telephone number, including area code:  (302) 791-4400

Item 5.   Other Events.

     On October 19, 1994 Advanta Corp. announced record quarterly earnings for the third quarter 1994 with net income of $26.8 million and earnings per share of $.65, increases of 32% and 30%, respectively, over the $20.3 million and $.50 per share results reported for the third quarter 1993. Earnings for the second quarter 1994 totalled $25.8 million or $.63 per share. From September 1993, the Company's portfolio of managed receivables increased by $2 billion or 44% to $6.6 billion at September 30, 1994.

Highlights for the third quarter include the following items:

      Managed credit card receivables at September 30 of $5.1 billion posted a 52% increase over the $3.3 billion level of last
       September.

      The managed credit card 30+ day delinquency rate fell to 2.1%, from 2.8% in the third quarter last year.

      The charge-off rate on managed credit cards dropped to 2.4%, compared to 3.2% a year ago.

      The Company added 192,000 new credit card accounts during the quarter compared to 166,000 in the third quarter of 1993.

      The managed net interest margin for the quarter fell to 6.79% from 6.95% in the second quarter, and 8.05% in the comparable period of 1993 primarily due to introductory pricing on credit card receivables acquired during the quarter.

Item 7.   Financial Statements and Exhibits.

(c)  Exhibits.

     The following exhibits are filed as part of this Report on Form
8-K:

          27   Financial Data Schedules.

          99   Selected summary financial data.

                            SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   Advanta Corp.


Date:  October 19, 1994          By:  /s/ Gene S. Schneyer
                                      Gene S. Schneyer, Vice
                                      President and Secretary

                           EXHIBIT INDEX


Exhibit No.                             Description

     27                                 Financial Data Schedules.

     99                                 Selected summary
                                        financial data.

                     ADVANTA AND SUBSIDIARIES
                       FINANCIAL HIGHLIGHTS
            (Dollars in millions except per share data)

                                 Three Months Ended           % Change
                                    September 30,            1994 versus
                                 1994          1993             1993
OPERATING RESULTS

Net Revenues                   $101.2         $ 86.4             17%

Provision for Losses           $  5.8         $  8.0            (28%)

Operating Expenses             $ 53.3         $ 44.7             19%

Net Income                     $ 26.8         $ 20.3             32%

Earnings Per Common Share      $  .65         $  .50             30%

Average Shares                   41.2           40.7              1%

Return on Equity                26.47%         26.20%             1%

Managed Net Interest Margin      6.79%          8.05%           (16%)


                                 Nine Months Ended            % Change
                                   September 30,             1994 versus
                                 1994          1993             1993


OPERATING RESULTS

Net Revenues(1)                $293.2         $236.3             24%

Provision for Losses           $ 28.0         $ 21.6             30%

Operating Expenses             $161.7         $126.4             28%

Net Income
  Before Extraordinary Item    $ 77.4         $ 54.9             41%
  After Extraordinary Item     $ 77.4         $ 53.6             44%

Earnings Per Common Share
  Before Extraordinary Item    $ 1.88         $ 1.40             34%
  After Extraordinary Item     $ 1.88         $ 1.37             37%

Average Shares                   41.1           39.0              5%

Return on Equity                27.13%         27.47%            (1%)

Managed Net Interest Margin      7.02%          7.83%           (10%)


(1) September 1994 year-to-date figure excludes $18.4 million gain on sale of credit card relationships.


                              -more-

                     ADVANTA AND SUBSIDIARIES
                       FINANCIAL HIGHLIGHTS
            (Dollars in millions except per share data)
                                                              % Change
                                                              Sept. 1994
                         Sept 30,    June 30,    Sept 30,      versus
                          1994        1994        1993        Sept. 1993

FINANCIAL CONDITION

Gross Receivables
     - Owned             $1,363      $1,330      $1,158          18%
     - Managed           $6,642      $5,933      $4,622          44%

Total Assets
     - Owned             $2,349      $2,192      $1,935          21%
     - Managed           $7,628      $6,795      $5,399          41%

Deposits                 $1,016      $1,041      $1,177         (14%)

Stockholders' Equity     $  416      $  389      $  318          31%

Book Value Per
    Common Share         $10.51      $ 9.88      $ 8.21          28%

Equity/Owned Assets       17.70%      17.76%      16.43%          8%

CREDIT QUALITY

Reserves as a % of
 Impaired Assets
   Owned Credit Cards     185.7%      186.0%      188.5%         (2%)
   Owned Mortgages         25.9%       31.1%       38.4%        (33%)
   Owned Receivables      100.0%      103.1%      147.3%        (32%)

Net Charge-off Rate
   Managed Credit Cards     2.4%        2.7%        3.2%        (25%)
   Managed Mortgages        1.6%        1.8%        1.1%         46%
   Managed Receivables      2.2%        2.5%        2.7%        (19%)

30+ Day Delinquency Rate
   Managed Credit Cards     2.1%        2.0%        2.8%        (25%)
   Managed Mortgages        5.3%        5.6%        6.7%        (21%)
   Managed Receivables      2.9%        2.9%        3.9%        (26%)